Exhibit 10.1

August 12, 2019

Via Email-Delivery

Mr. Andrew A. Aberdale

Re:          Separation Agreement / Complete Waiver and Release

Dear Andrew:

This letter confirms that your employment with Target Logistics Management, LLC, DBA Target Hospitality Corp. (the “Company”) will end effective on Tuesday, September 3, 2019 (the “Date of Termination”).  Upon your signature, this letter constitutes your Separation Agreement and Complete Waiver and Release regarding the terms of your separation from employment from the Company (the “Agreement”).

1.             Your last day with the Company will be September 3, 2019.

2.             You will be paid your base salary, at its current amount, as well as any accrued vacation through the Date of Termination (“Accrued Benefits”). The Company will pay the Accrued Benefits no later than September 9, 2019.

3.             In consideration of your acceptance of this Agreement including the release and waiver provisions herein without exercising your revocation rights (described below), and subject to you fully meeting your obligations hereunder and your continued compliance with all confidentiality, non-disclosure, and non-competition agreements previously entered into with the Company, the Company will provide you the following consideration:

a.             Severance pay in the amount of $400,000, minus all withholding taxes and other usual deductions, including personal expenditures or other amounts owed to the Company (the “Separation Payment”). The Separation Payment will be made through the Company’s normal payroll procedures and direct deposited into the bank account currently on file with the Company. The Separation Payment will be made on the first regularly scheduled pay date that occurs after (i) the Date of Termination, and (ii) receipt of this Agreement and the expiration of the revocation period set forth herein.

b.             The Company will also pay your 2019 Annual Bonus (“Annual Bonus”), as that term is described and defined in the January 29, 2019 Employment Agreement (the

“Employment Agreement”), based on the Company’s actual performance for the 2019 fiscal year against performance criteria determined by the Compensation Committee of the Company. Notwithstanding the requirements of continued employment provided for in the Employment Agreement, the Annual Bonus shall be calculated as if you remained employed with the Company through December 31, 2019. However, in no event shall the Annual Bonus exceed the Target Amount of seventy-five percent (75%) of your current annual base salary, regardless of the Company’s performance against the designated performance criteria. The Annual Bonus, if any, will be paid, minus all withholding taxes and other usual deductions, when annual bonuses are paid to other senior executives of the company, which will be no later than March 15, 2020.

c.             Pursuant to the Target Hospitality 2019 Incentive Award Plan (the “Plan”), you and the Company entered into a May 21, 2019 Executive Nonqualified Stock Option Award Agreement (“Option Agreement”) and a May 21, 2019 Executive Restricted Stock Unit Agreement (“RSU Agreement”), pursuant to which there remain Options and/or Restricted Stock Units (as those terms are defined in the agreements) that have not yet vested as of the Date of Termination. Notwithstanding the vesting schedule provided for within the Option Agreement, the Company will cause twenty-five percent (25%) of the Options (18,713 Common Shares) to vest as of the Date of Termination, with your ability to exercise such Options ending on December 3, 2019. Moreover, notwithstanding the vesting schedule provided for in the RSU Agreement, the Company will cause twenty-five percent (25%) of the Restricted Stock Units (5,772 Restricted Stock Units) to vest as of the Date of Termination.  There are no other Restricted Stock Units or Options outstanding that have vested or will have the opportunity to vest, and any other unnamed Restricted Stock Units or Options provided for under the Option Agreement, the RSU Agreement, or any other agreement between you and the Company, will be forfeited and surrendered to the Company by you upon the Date of Termination. For the avoidance of doubt, any shares, units, or options, distributed to you prior to the Date of Termination pursuant to the November 11, 2018 Amended and Restated Earn-Out Agreement are not forfeited and surrendered by this Agreement.

d.             Continuation of health care coverage after the Separation Date is available through the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  COBRA information will be mailed to your last known home address within fifteen (15) days of the Date of Termination.  Provided that you timely and properly (i) elect COBRA coverage with the Company’s COBRA vendor after the Date of Termination, and (ii) timely remit to the Company’s COBRA vendor as payment an amount equal to the premium applicable to your chosen level of coverage (“Employee Contribution”), the Company will reimburse you for the amount paid to continue your health benefits under COBRA until the earlier of (x) twelve (12) months after the Date of Termination, or (y) the date you become eligible for comparable group health coverage from another source (“Coverage Period”).  For the avoidance of doubt, you will remain responsible for the COBRA premium payments during the Coverage Period; provided, however, that the Company will make reimbursement payments to you, in equal installments in accordance with the Company’s regular payroll practice, in an amount equal to the Employee Continuation amount (“Continued Coverage Payment”).  The COBRA vendor will communicate to you the amount of the Employee Contribution, including any changes to the Employee Contribution resulting from potential changes to the cost of coverage between calendar years.  You agree that if you do not timely elect COBRA coverage with the Company’s COBRA vendor, or do not timely submit the Employee Contribution to the COBRA vendor on an ongoing monthly basis, you will have voluntarily waived your entitlement to receive Continued Coverage Payments or continued health benefits. You understand and agree you must notify the Company immediately should you receive comparable health benefit coverage from another source.

e.             You agree that the Separation Payment, Annual Bonus, Continued Coverage Payment, and Continued Vesting made by the Company in accordance with the terms of this Agreement shall constitute payment in full of any and all claims (including without limitation any bonus, option, unit awards, or other performance based compensation) which are now or might hereafter become owing to you for services rendered by you during your employment with the Company, including, but not limited to, the Employment Agreement, Restricted Stock Award, and Option Award, between you and the Company.

4.             You acknowledge that, upon receipt of the amounts contemplated by Paragraphs 2 and 3 above, you have received any and all salary, overtime, bonuses, vacation, benefits or other forms of compensation owed for all hours worked and to which you may be entitled from the Company, at any time, now or in the future as a result of any work or services performed through the Date of Termination.  You also acknowledge that you have not sustained any work-related injury during employment with the Company.

You further acknowledge that the following items used in the Company’s business are secret, confidential, unique and valuable, were developed by the Company at great cost and over a long period of time, and disclosure of any of the items to anyone other than the Company’s officers, agents, or authorized employees will cause the Company irreparable injury:

a.             Customer lists, call lists, computer lists and other confidential lists;

b.             Memoranda, notes, records, accounts, computer data and other confidential financial and technical data;

c.             Sketches, plans, drawing, and other production, personnel, manufacturing and development data; or

d.             Data Processing methods and programs, manufacturing processes, and the composition, pricing and production of the Company’s various products and services.

5.             You agree that after the Date of Termination you will not disclose to anyone, other than to the Company’s officers, agents or authorized employees any of the items specifically listed in Paragraph 4 or any of the Company’s other confidential or proprietary business information or trade secrets, including but not limited to information regarding pending employment claims and the information you may have obtained in any investigations thereof.  In addition, you agree that after the Date of Termination you will not attempt to access or instruct any other persons to access on your behalf any of the items specifically listed in Paragraph 4 or any of the Company’s other confidential or proprietary business information or trade secrets.

6.             You agree to vacate Company property and remove all personal belongings as soon as possible after the Date of Termination, under the supervision of Company management.  In signing this Agreement, you give the Company assurance that you will return to the Company any and all documents, electronic files, materials and information related to the business (present or otherwise) of the Company, and all of their keys and other property in your possession or control, including, without limitation, company-issued credit cards, company-issued vehicles, laptops and hand-held computers, all other computers, including all of the software, data and their copies, and cellular telephones on the Date of Termination.

7.             WAIVER AND RELEASE. You, your heirs, representatives, executors, administrators, successors and assigns, (collectively “you”) hereby voluntarily waive, release, settle, discharge and promise never to assert any and all claims, demands, charges, actions, suits, debts, covenants, contracts, promises, agreements, in law and equity (collectively “claims”), whether known or unknown, that you have or might have against the Company and its predecessors, parent companies, divisions, related entities, officers, directors, shareholders, members, agents, attorneys, employees, successors or assigns, from the beginning of the world to the date of this Agreement, whether arising under the United States and/or state constitutions and laws or common law and/or arising out of alleged violations of any federal, state, local or other governmental statutes, regulations or ordinances, and whether currently existing or hereafter arising based on existing facts or events arising from or related to your employment with the Company, the terms and conditions of your employment, your compensation and benefits, or your separation and termination of employment with the Company.  These claims include, but are not limited to, any and all claims arising under federal, state and local statutory or common law, including, without limitation, all torts, breach of contract, impairment of economic opportunity, wrongful discharge, intentional or negligent infliction of emotional harm, promissory estoppel, fraud, defamation, misrepresentation, invasion of privacy, whistleblower or any other tort or legal wrong; all claims for reinstatement, wages, bonuses, severance, benefits, back or front pay, meal breaks, leaves of absence, or other forms of compensation or benefits; all claims for attorneys’ fees, costs or punitive damages; and, any and all claims for discrimination or retaliation under federal, state or local law, including without limitation claims arising under Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Rehabilitation Act of 1973, as amended; the Uniform Services Employment and Re-employment Rights Act (USERRA); the Civil Rights Act, as amended; the Family and Medical Leave Act of 1993, as amended; the Employee Retirement Income Security Act of 1974, as amended; Chapters 21 and 451 of the Texas Labor Code (or any other applicable state or local equivalent thereof).  Notwithstanding the foregoing, this waiver and release shall not apply to (1) your ability to enforce the terms of this Agreement, (2) any claim which, as a matter of law, cannot be released by private agreement such as claims for unemployment compensation and workers compensation, (3) any legal indemnification rights (if any exist) for acts or omissions occurring in your capacity as an officer of the Company prior to the Date of Termination, and (4) any non-waivable charges or claims that may be brought before any governmental agency which cannot be waived as a matter of law; however, with regard to any non-waivable claims, you agree that you will not accept any further compensation from the Company nor any other benefit sought or obtained by anyone purporting to act on your behalf.

8.             WAIVER AND RELEASE OF AGE CLAIMS. In consideration of the covenants and payments made to you in Paragraph 3 above to which you acknowledge you are not otherwise entitled to, you, your heirs, representatives, executors, administrators, successors and assigns (collectively “you”) hereby waive, release and discharge all rights and claims you may have against the Company and its predecessors, parent companies, divisions, related entities, officers, directors, shareholders, agents, attorneys, employees, successors or assigns, under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq. (the “Act”), and the Older Workers Benefit Protection Act, 29 U.S.C. 626, which prohibits age discrimination in employment, except that this Agreement does not release any claims under the Act that may arise after the signing of this Agreement. This waiver and release also applies to any state law governing age discrimination in employment and applies to any claims that may now exist whether known or unknown to you.

9.             You understand, acknowledge and agree that you:

a.             agree this Agreement was written in a manner calculated to be understood by you, and you have carefully read this Agreement, and you understand and are fully informed of its terms contents, conditions and effects;

b.             are waiving rights or claims in exchange for consideration which is in addition to anything of value to which you are already entitled;

c.             have been advised in writing by the terms of this Agreement to consult with an attorney prior to executing it and have been given an opportunity to do so;

d.             were given a period of at least twenty-one (21) days within which to consider whether to sign it, but need not take that long if you do not wish to. Any decision by you to execute this Agreement before the twenty-one (21) day period has expired was done so voluntarily, and not because of any fraud or coercion or improper conduct by the Company, and

e.             freely, knowingly, and voluntarily assent to all of the terms and conditions of this Agreement, including the waiver of rights.

You further recognize that you have been given a period of at least seven (7) days following your execution of this Agreement in which you may revoke it, in writing.  This Agreement shall not become effective or enforceable until the seven (7) day period has expired. Any notice of revocation must be in writing and received by the Company prior to the expiration of the revocation period. If revoked, (i) this Agreement will be revoked in full and void ab initio, as if it had never been entered into; (ii) any opportunity to receive the consideration and benefits provided under this Agreement shall terminate and be forfeited; and (iii) any of your obligations under the Employment Agreement (including, but not limited to the non-competition and non-disclosure provisions) are unaffected and remain in full force and effect.

By executing this Agreement, you do not waive the right to enforce the terms of this Agreement.  Moreover, this Agreement shall not be construed to interfere with your right to initiate or participate in any investigation or proceeding before a state or federal agency; provided however that it does and shall operate to prevent you from receiving or sharing in any relief, remedy, judgment or award resulting from such administrative investigation or proceeding that relates to or arises out of any allegation, action, or matter occurring on or before the date you execute this Agreement.

10.          The Company (through its human resources department) will provide future employers with a neutral job reference, confirming your dates of employment and positions held.

11.          You agree that you will not disclose, directly or by implication, any of the terms or provisions of this Agreement, except (i) to members of your immediate family on condition that they be advised that they cannot further disclose any of the same to others, or (ii) as may be necessary to obtain professional legal and/or tax advice regarding this Agreement, or (iii) as required by law or administrative subpoena.  If you breach the confidentiality provisions in this paragraph, you will be liable to the Company for damages permitted by law as a result of your breach, including monies paid to you pursuant to this Agreement and the attorneys’ fees and costs incurred by the Company in the course of any action brought to enforce the terms of this Agreement or to recover sums paid to you pursuant to the Agreement.

12.          [Reserved]

13.          Code Section 409A.  This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, “Code Section 409A”), and this Agreement, the Employment Agreement, the Option Agreement, the RSU Agreement, and the Plan, to the extent practicable, shall be construed in accordance therewith.  To the extent there is any ambiguity in this Agreement as to its compliance with Code Section 409A, this Agreement shall be read to conform to the requirements of Code Section 409A, and the Company may, in its sole discretion, amend or replace this Agreement to cause this Agreement to comply with Code Section 409A.  Neither you nor the Company shall have the right to accelerate or defer the delivery of any consideration provided under this Agreement except to the extent specifically permitted or required by Code Section 409A.  Terms defined in this Agreement, the Employment Agreement, the Option Agreement, the RSU Agreement, and the Plan, shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A.

In any event, the Company makes no representations or warranty and shall have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

14.          You agree that you have not and will not disparage the Company or its affiliates or any of its officers or employees and that you have not and will not do or say anything that could reasonably be interpreted to be harmful to the interests of the Company or its affiliates.

15.          You and the Company agree that nothing in this Agreement is meant to suggest or imply in any way that the Company has violated any law or contract or otherwise engaged in any wrongdoing of any kind.  You and the Company have entered into this Agreement merely to resolve any differences between you amicably and without the necessity or expense of litigation.

16.          As mutually agreed, up to and through September 17, 2019, you agree to make yourself available in person at the offices of the Company upon request by the Company to provide transition assistance or answer business-related questions related to your employment with the Company. For the time period of September 18, 2019, through January 14, 2020, you agree to make yourself available via telephone or other remote means and cooperate with the Company in order to answer any questions, resolve any issues or provide any training that may be necessary as the Company transfers the responsibility for the duties you performed. Further, you agree to provide truthful testimony and information and to otherwise reasonably cooperate with the Company in connection with any and all existing or future claims, litigation or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors, fiduciaries, or employees, whether administrative, civil or criminal in nature, with respect to such matters as were within you knowledge while employed by the Company.  All reasonable expenses and a mutually agreed upon per diem, if any, will be paid to you.

17.          This letter, the Employment Agreement, the RSU Agreement, the Option Award Agreement, and the Plan sets forth the entire agreement between the parties hereto on the subject matter hereof, and fully supersedes any and all prior agreements or understandings between the parties on that subject matter, except as specifically set forth herein; provided, however, that this Agreement does not replace or supersede or modify any existing obligation, under applicable law or agreement regarding confidentiality, fiduciary duties, non-disparagement, non-competition, unfair competition, non-solicitation, or non-disclosure.

18.          Nothing in this Agreement prohibits you from filing a charge or complaint with, communicating with, or cooperating with any investigation of unfair or illegal employment practices by, the United States Equal Employment Opportunity Commission, the Texas Workforce Commission, the Securities and Exchange Commission (the “SEC”), or any other governmental agency.  This Agreement does not impose any condition precedent (such as prior notice to the Company), any penalty, or any other restriction or limitation adversely affecting your rights regarding any governmental agency disclosure, report, claim or investigation.

Further, you may disclose your wages, hours, or other terms and conditions related to your employment in the exercise of any rights provided by the National Labor Relations Act. Notwithstanding the foregoing, you agrees to waive your right to recover monetary damages or other personal relief in any charge, complaint, or lawsuit that you have filed or might file or which might be filed on your behalf.  Both you and the Company further understand and agree that nothing in this Agreement limits your right to receive an award for information provided to the SEC or under any of its programs.

19.          Each of the covenants contained herein shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns, and successors in interest of each of the parties.

20.          This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law provisions of such law.

21.          If any term or provision of the Agreement shall be held invalid of unenforceable to any extent or in any application, then the remainder of this Agreement, and any such term or provision except to such extent or in such application shall not be affected thereby and each and every term and provision of this Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

22.          You understand and agree that this Agreement shall not in any way be construed as an admission by you or the Company of any unlawful or wrongful acts whatsoever against the other, or any other person, and you specifically disclaim any liability to or wrongful acts against the Company, including those relating to or involving, directly or indirectly, your employment by the Company.

23.          You are solely liable for any tax which may be or become due on the Separation Payment.

24.          You acknowledge that you have fully read and understood this Agreement and that you are entering it knowingly, freely and voluntarily.

The Company wishes you all the best in your future endeavors.

Very truly yours,

TARGET LOGISTICS MANAGEMENT, LLC

/s/ Brad Archer
Brad Archer
President and Chief Executive Officer

This Separation Agreement, containing all the above recited terms, conditions and releases are hereby accepted, approved and adopted by me:

/s/ Andrew A. Aberdale
EMPLOYEE NAME (Signature)

Dated: August 12, 2019

Please return an original, signed copy of this letter to Target Hospitality, 2170 Buckthorne Place Suite 440, The Woodlands, TX 77380 Attn: General Counsel